Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES SUCCESSFUL AGREEMENT TO AMEND ITS STENDAL MILL LOAN FACILITY

NEW YORK, NY, February 4, 2009 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today announced that its 70% owned subsidiary, Zellstoff Stendal GmbH (“Stendal”), has successfully completed an agreement (the “Amendment”) with its lending syndicate to amend its loan facility (the “Stendal Facility”), established for the construction and operation of the Stendal mill. The Amendment is expected to substantially increase Stendal’s liquidity and financial flexibility by, among other things, deferring €164 million of principal payments until 2017.

Selected key terms of the Amendment include:

•	€164 million of scheduled principal payments (the “Deferred Amount”) are deferred until maturity of the facility on September 30, 2017;

•	the Deferred Amount includes approximately €20 million, €26 million and €21 million of scheduled principal payments in 2009, 2010 and 2011, respectively;

•
a cash sweep of all of Stendal’s excess cash will be applied firstly to fully fund its debt service reserve account under the Stendal Facility (the “DSRA”) and secondly prepay the Deferred Amount. The DSRA is an account maintained to hold and, if needed, pay up to one year’s principal and interest due under the facility as partial security for the lenders;

•	improving Stendal’s working capital position by permitting Stendal to retain €15 million in cash which shall not be included in the cash sweep;

•	Mercer will make a capital contribution to Stendal in the amount of €10 million;

•	revising the Stendal Facility’s annual debt service cover ratio requirement to be at least 1.1x for the period from December 31, 2011 to December 31, 2013 and 1.2x from January 1, 2014 until maturity;

•
implementing a permitted leverage ratio of total debt under the Stendal Facility to EBITDA to be effective from December 31, 2009. This ratio is set to decline over time from 13.0x on its effective date to 4.5x on June 30, 2017;

•	permitting Stendal and its shareholders to cure ratio defaults described above through a once-a-fiscal year equity contribution in the amount necessary to cure any such deficiency;

•
the occurrence of an event of default if scheduled debt service for two consecutive semi-annual periods is partially or wholly financed from the DSRA and as a result thereof the DSRA is less than one third fully funded; and

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Stendal will pay a work fee of €25,000 to each lender, an additional liquidity charge of 45 basis points on outstanding amounts in respect of the Deferred Amount and an amendment fee of approximately €3.3 million, payable either in two equal installments, half on the date the DSRA has been fully funded and the balance on the first repayment date thereafter, or in full on the date of repayment or prepayment of the Deferred Amount, whichever event comes earlier.

The Amendment is subject to customary conditions precedent, including requisite corporate approvals of Stendal and satisfactory opinions, which are expected to be completed on or before March 15, 2009.

The description above is a summary of selected key terms of the Amendment which is not complete and is qualified in its entirety by the complete text of the Amendment to be filed with the United States Securities and Exchange Commission.

Mr. Jimmy S.H. Lee, President and Chairman, stated: “We are very pleased with this Amendment which will significantly improve Stendal’s liquidity and ability to work through the currently very challenging market environment. It also demonstrates the confidence all our stakeholders’, including our lenders’, have in the Stendal mill’s long-term performance. We believe this Amendment will permit Stendal to continue to operate a world-class pulp facility, service its customers and position it to realize upon improvements in pulp markets when world economies improve.”

Mr. Lee concluded: “Undoubtedly the entire pulp industry is in the midst of very challenging times and we expect there will be casualties and mill closures.  Our objective is to ensure that Mercer, with its world class mills, is not just positioned to weather this storm but that we continue to add value through our initiatives and pave the way for a strong rebound for our shareholders when the market turns.”

The Stendal mill is a state-of-the-art, single-line NBSK pulp mill situated near the town of Stendal, Germany with an annual production capacity of approximately 620,000 ADMTs.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman & President (604) 684-1099 David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099	FD Investors: Eric Boyriven, Alexandra Tramont Media: Jordana Miller (212) 850-5600

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